EXHIBIT C

DYNEX                                           DYNEX CAPITAL, INC.
                                                4551 COX ROAD, SUITE 300
                                                GLEN ALLEN, VIRGINIA  23060
                                                804-217-5800
                                                FAX 804-217-5860

                                                           January 26, 2001

BY CERTIFIED MAIL - RETURN RECEIPT
REQUESTED & BY FACSIMILE: (213) 488-1370
----------------------------------------

U.S. Trust Company, National Association
515 South Flower Street
Suite 2700
Los Angeles, CA  90071

Attention:  Corporate Trust Division

     Re: Escrow Agreement dated as of November 7, 2000 by and among California Investment Fund, LLC, Dynex Capital, Inc. and U.S. Trust Company, National Association

Dear Sir or Madam:

     This is to notify you that Dynex Capital, Inc. ("Dynex") has terminated the Agreement and Plan of Merger dated as of November 7, 2000 by and among California Investment Fund, LLC ("CIF"), DCI Acquisition Corporation and Dynex, as amended (the "Merger Agreement") pursuant to Sections 7(a)(vii) of the Merger Agreement as a result of the failure of CIF to satisfy the condition set forth in Section 6(b)(iii) of the Merger Agreement. This letter is the Escrow Deposit Request of Dynex.

     CIF is in breach of its obligations under Section 5(e) Merger Agreement because the letter addressed to Dynex from Fremont Investment & Loan dated December 19, 2000 is neither a "commitment" to provide financing nor is it from a financing source "capable of financing the transactions contemplated by" the Merger Agreement. In addition, CIF is in breach of its obligations under numbered paragraphs 2 and 3 in the attached letter dated December 22, 2000 between Dynex and CIF. Dynex represents and warrants that it is asserting a Claim pursuant to Section 4(a)(ii) of the captioned Escrow Agreement (the "Escrow Agreement") for the Escrow Shares and the full amount of the Escrow Fund, as a result of the Material Breach. Please disburse to Dynex the Escrow Shares and the full amount of the Escrow Fund. Capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to such terms in the Escrow Agreement.

     Thank you for your immediate attention to this matter.

                                        DYNEX CAPITAL, INC.

                                        By:  /s/ Stephen J. Benedetti
                                           --------------------------------
                                             Stephen J. Benedetti,
                                             Vice President

cc:  California Investment Fund, LLC
     (by certified mail - return receipt requested & by facsimile) Stephen Fraidin, Esq.
     (by certified mail - return receipt requested & by facsimile) Ray LaSoya, Esq. (by facsimile)
     Elizabeth R. Hughes, Esq. (by facsimile)